EXHIBIT 12.3

                        SOUTHWESTERN ELECTRIC POWER COMPANY
                         RATIO OF EARNINGS TO FIXED CHARGES
                   FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                              (Thousands except Ratio)
                                    (Unaudited)


Operating Income                                             $147,619

Adjustments:
  Income taxes                                                 23,907
  Provision for income taxes                                   15,249
  Deferred investment tax credits                              (4,744)
  Utility plant development costs, net of tax                 (21,743)
  Other income and deductions                                     719
  Allowance for borrowed and equity funds
    used during construction                                    3,681
  Interest portion of financing leases                          1,601

        Earnings                                             $166,289

Fixed Charges:
  Interest on long-term debt                                 $ 44,582
  Amortization of debt issuance cost                            3,355
  Other interest                                                6,445
  Interest portion of financing leases                          1,601
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        Fixed Charges                                        $ 55,983
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Ratio of Earnings to Fixed Charges                               2.97
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